Exhibit 99.1

Insurance Announces Retirement of CFO Stephen Rohde, Appointment of New CFO Steven Martindale and Additional Senior Management Promotions

Heritage Insurance Announces Retirement of CFO Stephen Rohde, Appointment of New CFO Steven Martindale and Additional Senior Management Promotions

May 26, 2016

Heritage Insurance Announces Retirement of CFO Stephen Rohde, Appointment of New CFO Steven Martindale and Additional Senior Management Promotions

CLEARWATER, Fla., May 26, 2016 /PRNewswire/ — Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced that Stephen Rohde, the Company’s CFO, will retire from Heritage effective June 1, 2016. Steven Martindale, who formerly served as CFO at People’s Trust Insurance Company, has been appointed to serve as CFO effective upon Mr. Rohde’s retirement. Mr. Rohde will continue to serve in an advisory capacity to help ensure a smooth transition of accountabilities.

“Steve has been an instrumental member of our management team since the inception of the Company. His business acumen and professionalism are exceptional and it has been an honor to have Steve as our CFO. Steve has agreed to stay on as a consultant for the next two years to ensure a smooth transition. I am very thankful for Steve’s service and contributions to the Company and wish him the best as he transitions into retirement,” said Bruce Lucas, Heritage’s Chairman and CEO.

Lucas also stated, “We are excited to welcome Steven Martindale to his new role as CFO. Steven has a long tenure in the insurance industry and brings with him a thorough understanding of financial reporting, statutory accounting practices and risk assessment. He is known as a strategic thinker and the entire team is enthusiastic for Mr. Martindale to come aboard.”

Before joining Heritage, Mr. Martindale served as CFO at People’s Trust Insurance Company, a privately held insurer licensed in the State of Florida. Prior to People’s Trust, he was Chief Regulatory Officer for the State of Ohio and was responsible for leading the Offices of Risk Assessment, Product Regulation and Actuarial Services and Fraud, Enforcement and Licensing. Before working for the State of Ohio, Steven was a partner and consulting CFO for Focus CFO, a consultancy providing financial expertise and services on a permanent part-time basis to help clients navigate financial adjustments and growth. Earlier in Steven’s career, he also worked at ProCentury as Vice President Corporate Governance, joining the company to help in the development of project management processes and the implementation of Sarbanes-Oxley compliance measures. Mr. Martindale has also held various other positions in both accounting and auditing.

Also within the finance department, Sharon Binnun, Executive Vice President of Finance, has been appointed to Chief Accounting Officer. Additionally, Paul Neilson, Vice President of Claims, has been named the Company’s Chief Claims Officer. Lucas added, “These promotions reflect our commitment to delivering on our financial and strategic initiatives. We appreciate Sharon and Paul’s commitment and dedication to the Company and look forward to working with them in the years to come.”

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write over $600 million and $60 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii and North Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 31 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.